As Filed With the Securities and Exchange Commission
on March 2, 2007
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LUMINEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	72-2747608
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

12212 Technology Blvd., Austin, Texas	78727
(Address of Principal Executive Offices)	(Zip Code)
TM BIOSCIENCE CORPORATION SHARE OPTION PLAN
(Full title of the plan)
David S. Reiter
Vice President, General Counsel and Corporate Secretary
Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727
(Name and address of agent for service)
(512) 219-8020
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

			Proposed
Title of securities	Amount to be	Proposed maximum	maximum aggregate	Amount of
to be registered	registered(1)	offering price per share	offering price(2)	registration fee
Common Stock, par value $0.001 per share	234,283 shares	$14.41	$3,376,018.03	$104

(1) This Form S-8 Registration Statement (the “Registration Statement”) is registering 234,283 shares of common stock, $0.001 par value per share (the “Common Stock”), of Luminex Corporation, a Delaware corporation (the “Registrant”), representing the number of shares of Registrant Common Stock to be issuable upon the exercise of options outstanding under the Tm Bioscience Corporation Share Option Plan, after giving effect to the exchange ratio used in connection with the merger transaction involving the Registrant and TM Bioscience Corporation (“TMB”) of 0.06 shares of Registrant Common Stock for every share of TMB common stock.
(2) The offering price is estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act and is based on the average of the high and low sales prices for the Common Stock on February 27, 2007.

EXPLANATORY NOTE
PART I
PART II
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Bass, Berry & Sims PLC
Ex-10.1 Tm Bioscience Corporation Share Option Plan
Ex-23.1 Consent of Independent Registered Public Accounting Firm

EXPLANATORY NOTE
     This Form S-8 is registering 234,283 shares of Registrant Common Stock representing the number of shares of Registrant Common Stock to be issuable upon the exercise of options outstanding under the Tm Bioscience Corporation Share Option Plan, after giving effect to the exchange ratio used in connection with the merger transaction involving the Registrant and Tm Bioscience Corporation of 0.06 shares of Registrant Common Stock for every share of TMB common stock.
PART I
Information Required in the Section 10(a) Prospectus
     The Registrant has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act. The Registrant is not filing such documents with the SEC, but these documents constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference and shall be deemed to be a part hereof from the date of filing of such document:
(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(2)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006 and September 30, 2006;

(3)	The Registrant’s Current Reports on Form 8-K filed February 1, 2006, February 15, 2006, April 11, 2006, April 26, 2006, May 25, 2006, July 26, 2006, October 25, 2006, December 15, 2006, January 25, 2007, February 7, 2007 and March 1, 2007;

(4)	The description of the Registrant’s Common Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on March 27, 2000, and the description of the Stock Rights contained in the Registrant’s Registration Statement on Form 8-A, filed with the SEC on June 21, 2001, and including all other amendments and reports filed for the purpose of updating such descriptions; and
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.
     Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
     Article V of the Registrant’s restated certificate of incorporation (the “Certificate”) provides that, except to the extent prohibited by the DGCL, the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of their fiduciary duty as directors. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of his or her duty of loyalty to the Registrant or its stockholders; for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct or knowing violations of law; for actions leading to improper personal benefit to the director; and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.
     Article VI of the Certificate permits indemnification of any director or officer, as well as any employee or agent of the Registrant, or any individual serving in such capacity for another entity at the Registrant’s request, for all expenses, judgments, fines, and amounts paid in settlement so long as he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to a criminal proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. However, with respect to any action by or in the right of the Registrant, such a person will be entitled to indemnification only if he or she acted in good faith and in a manner he or she believed to be in, or not opposed to, the Registrant’s best interests and, if he or she is adjudged liable, only to the extent that the Court of Chancery of Delaware finds that he or she is reasonably entitled to indemnification.
     Article VI of the Certificate also authorizes the Registrant to assume the defense of an indemnitee in any action, suit, proceeding or investigation in which indemnity is sought. In the event that the Registrant does not assume the defense of an indemnitee, it may advance litigation expenses to an indemnitee prior to the final disposition of an action concerning the indemnitee’s service. The making of such advances is conditioned upon the indemnitee giving the Registrant an undertaking to repay the amount advanced if indemnification ultimately is deemed unavailable.
     If indemnification or advancement of expenses is authorized, it will not exclude any rights to indemnification or advancement of expenses which any person may have under a bylaw, agreement, board or stockholder vote, or otherwise. The indemnification or advancement of expenses provided by Article IX will continue as to a person who ceases to be a director, officer, employee, or agent.
     The Certificate also states that the Registrant may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant or another corporation against any loss, liability, or expense, whether or not the Registrant would have the power to provide indemnification under the DGCL, as the Board of Directors may from time to time determine. The Registrant has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify its directors and officers against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.
     The Registrant has entered into Indemnification Agreements with each of its directors to give such directors additional contractual assurances regarding the scope of indemnification set forth in the Certificate and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant in which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
Item 7. Exemption from Registration Claimed.
     None.
Item 8. Exhibits.

4.1
Restated Certificate of Incorporation of the Registrant (Previously filed as an Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended, and incorporated herein by this reference).

4.2
Amended and Restated Bylaws of the Registrant (Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended, and incorporated herein by this reference).

10.1	Tm Bioscience Corporation Share Option Plan.

5.1	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).
Item 9. Undertakings.
     (a) The Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 2nd day of March, 2007.

LUMINEX CORPORATION
By:	/s/ Patrick J. Balthrop
Patrick J. Balthrop
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. Balthrop and Harriss T. Currie and each of them his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the SEC, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Patrick J. Balthrop Patrick J. Balthrop	President and Chief Executive Officer (Principal Executive Officer)	March 2, 2007
/s/ Harriss T. Currie Harriss T. Currie	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	March 2, 2007
/s/ Jay B. Johnston Jay B. Johnston	Director	March 2, 2007
/s/ Robert J. Cresci Robert J. Cresci	Director	March 2, 2007
/s/ Thomas W. Erickson Thomas W. Erickson	Director	March 2, 2007
Fred C. Goad, Jr.	Director
/s/ Gerard Vaillant Gerard Vaillant	Director	March 2, 2007
Jim D. Kever	Director

Signature	Title	Date
/s/ Walter Loewenbaum II Walter Loewenbaum II	Chairman of the Board of Directors, Director	March 2, 2007
/s/ Kevin M. McNamara Kevin M. McNamara	Director	March 2, 2007
/s/ J. Stark Thompson J. Stark Thompson	Director	March 2, 2007

EXHIBIT INDEX

4.1
Restated Certificate of Incorporation of the Registrant (Previously filed as an Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended, and incorporated herein by this reference).

4.2
Amended and Restated Bylaws of the Registrant (Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-96317), filed February 7, 2000, as amended, and incorporated herein by this reference).

10.1	Tm Bioscience Corporation Share Option Plan.

5.1	Opinion of Bass, Berry & Sims PLC.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).